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EXHIBIT 10.20

                              FRAME AGREEMENT NO 96-029


This agreement, made and entered into this 1st day of October, 1996 by and between FCI ENVIRONMENTAL, INC., a corporation organised and existing under the laws of the State of Nevada, having its principle business at 1181 Grier Drive Suite B, Las Vegas, Nevada 89119 USA hereinafter referred to as the "COMPANY"

and

AUTRONICA AS, a corporation organised and existing under the laws of Norway and having its principle business at Haakon VII gt. 4. N-7005 Trondheim Norway, hereinafter referred to as "AUTRONICA".

The AUTRONICA GROUP GENERAL TERMS AND CONDITIONS FOR PROCUREMENT (AU-873/AW/Rev 5, dated 15.10.94) attached in appendix A forms an integrated part of this agreement.

1.  DEFINITIONS

1.1 "Effective date" shall mean the date of this agreement as written above.

1.2 "Products" shall mean the Environmental products as described in Appendix B covered by this agreement and manufactured by the Company.

1.3 "Territory" shall be as specified in Appendix C.

2.  SCOPE

2.1 THE AGREEMENT AND OBJECTIVES

2.1.1 The Company hereby appoints Autronica and Autronica hereby accepts appointment as the Company's exclusive authorised Distributor for the products listed in Appendix B *hereinafter referred to as the "Products"), for the market identified in Appendix C (hereinafter referred to as the Territory).

2.1.2 The Company undertakes to participate in the "just-in-time" and fast throughput manufacturing principles practised by Autronica and provide Autronica with

                  FCI ENVIRONMENTAL PETROSENSE-Registered Trademark-

         as described in appendix B, of consistently high quality at the minimum overall cost to the precise delivery times agreed with Autronica.

2.1.3 Autronica's objectives in entering into this Agreement with the Company are:

         - to develop a close long-term working partnership with a world leading Company for timely and reliable material supply well presented at minimum overall cost to Autronica and the Company; to co-operate in the mutual exchange of concepts and ideas to progressively improve the product performance and sales.

2.1.4 The relationship between the Company and Autronica is that of independent contractors and under no circumstances shall the be deemed to be partners or employees of each other.

3.  ORDERS, REPLENISHMENT OF GOODS AND DELIVERY TIME

3.1 FRAME ORDER

    For Products covered by this agreement listed in Appendix B, annual frame orders will be raised by Autronica covering our best estimate of annual usage. Any estimated annual requirement quantities previously indicated or referred to in a resulting frame order are Autronica's genuine usage forecast

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    estimate at the time of raising the frame order.  These quantities are indicative guidance figures only and Autronica will not be liable for them.

3.2 FORECAST

    The Company will be faxed a 3 month delivery plan as attached as appendix D, every fourth week. The delivery plan contains all forecast information available at Autronica. The quantities are indicative guidance figures only for assisting the Company in improving its MA- function for Autronica orders, and Autronica will not be liable for them.

3.3 CALL OFF

    Based on the issued frame orders, the column "called off Qty" on the faxed delivery plan, are to be understood as a call off from Autronica.

    The Company shall within one week after received call off or order acknowledge these by return fax.

    The acknowledgment shall include the following information:
    Autronica order no, Company and Autronica article no, quantity, price, and confirmed day of delivery.

    Orders may also be issued separately on a Autronica purchase order form.

    The orders or call offs may be acknowledged by the Company, using the Company's standard sales order confirmation form. However, it is understood and agreed that such forms of Purchase order and sales order confirmation are used solely for the convenience of the parties in setting the quantities and delivery time for products, and that the terms and conditions for these purchases shall be according to this agreement.

3.4 DELIVERY

    The called off equipment shall be delivered on the week stated, under the terms and conditions agreed in this contract. (The lead time shall not exceed 4 weeks.) The precise quantity of each item will reflect the Autronica's exact quantitative planning requirement. Autronica will not allow for rejections and nothing less than one hundred percent defect free product quality for each delivery is deemed acceptable.

    The Company will be able to supply increases between the forecast given 8 weeks ahead compared to actual call off with at least 50% without any delays in deliveries.

    The Company will deliver Goods in labelled packages the labelling will also show the Autronica's part number and name, Company's batch trade details, the quantity and the description including a specification reference where appropriate.

3.5 TERMS OF DELIVERY

    The equipment is delivered CPT, (INCOTERMS 1990) Autronica's locations in Trondheim or Stavanger as required by Autronica.

4.0 PRICES

4.1 PRICE BASIS

    a) The Prices set down in this agreement shall remain fixed against increase and/or surcharge until 31 october 98.

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         i)   Thereafter, Autronica and the Company may consider an appropriate review of Order Prices, upwards and downwards consistent with current business, trading and economic factors.

         ii) The Company will at all times ensure that Autronica's competitive position on prices (Order Prices) is maintained. The Company warrants that at the effective date of this Agreement the prices (Order Prices) set down in this Agreement do not exceed those charged to any other customer of the Company purchasing Goods of a like nature. If at any time the Company offers lower prices to any other customer purchasing Goods of a similar nature, then the prices charged to Autronica shall not exceed these lower prices. This applies to similar quantities of Goods specified in this Agreement.

         iii) Any variation in Order prices are valid only where authorised by Autronica in writing.

4.2 TERMS OF PAYMENT

    Payment is made 60 days end of month after material and duly certified invoices, including any attachments and certificates required by the contract, are received by Autronica.

4.3 CURRENCY DEPENDENCE

    The prices in this agreement are in US Dollars and not dependent on exchange rates with any other currency.

5.  RESPONSIBILITIES

5.1 RESPONSIBILITIES OF THE COMPANY

5.1.1 The Company will provide Autronica with sales and technical information and material regarding the products, including available sales promotion literature or brochures. This information will also be made available on diskette on an agreed format so that Autronica can incorporate it into its own sales and technical documentation.

5.1.2 At its own cost the Company will provide sales and technical assistance as agreed between the Company and Autronica.

5.1.3 The products are apart from special Autronica branding standard products from the Company and will be made according to the specification valid and made public through the Company's data-sheets at the time of entering the agreement, unless changes are approved as described in Appendix A.

5.14 The Company warranties spare parts availability for the equipment covered by this agreement for a period of 5 years after the last delivery of any product covered by this agreement has been made. Before parts, at the end or after this period are made obsolete by the Company, the Company shall offer Autronica a possibility for a last time buy-out of spares for existing sites. The offer shall be valid for at least 3 (three) months.

5.15 The Company will provide initial technical training at Norway at no cost for Autronica. Additional training will be given by the Company at the Company's premises as required by Autronica at no cost for Autronica except the travel and accommodation cost for Autronica's personnel.

5.2 RESPONSIBILITIES OF AUTRONICA

5.2.1 Autronica shall actively promote the sale of the products within the territory both directly and through its distributors. Such promotions shall include, but not be limited to sales calls, demonstrations, seminars and exhibitions.

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5.2.2    Autronica shall do its utmost to meet or exceed any annual sales volume targets that are mutually agreed upon between the Company and Autronica.

5.2.3 Autronica will purchase necessary demonstration equipment and stock to be able to supply according to customers demand, provided the Company complies with the lead-times given in paragraph 2.4.

         Autronica will purchase initial demonstration equipment according to appendix E. These units will be issued on a separate order, 7 units of each line item for immediate delivery and the rest to be called off when required by Autronica. The remaining 7 will be invoiced at the 30 september 96, but payment terms 60 days end of month after delivery has been made after Autronica's call off.

5.2.4 Autronica will keep a reasonable amount of spare parts/modules to be able to support customer demand. The Company will as a part of the agreement provide Autronica with USD 25.000 worth of spares. (Based on the prices in appendix B). The content and delivery time of these spares/modules shall be agreed between the parties not later than march 97.

5.2.5 Autronica will be responsible for installation of the products and warranty and user paid services in the Territory.

5.2.6 Autronica will not make modifications to the products without the written approval of the Company.

5.2.7 Autronica will not sell the products to customers outside the Territory or when it has reason to believe that the aim is to export the products to customers outside of the Territory.

         Autronica will refer to the Company all inquiries received from customers outside the Territory.

5.2.8 Autronica will sell the Products solely under the Company's name, and will not remove, cover or destroy any Company names or labels. On the equipment sold to Autronica the Company will attach a label "Marketed Exclusively by Autronica" according to drawing AU (TBA).

5.2.9 Autronica will devote its best efforts to assist the company in obtaining necessary certification of the Products within the territory by any government agency or other certifying body. The Autronica effort will be done at no cost to the Company, however fees and payments to the certification bodies/test houses will be born by the Company. Certification granted will be jointly in the names of Autronica and the company.

5.3 WARRANTIES

5.3.1 The Company warrants that the equipment supplied under this agreement is according to the Specification as established according to paragraph 5.1.3, and will be free from defects in design workmanship and fabrication. The warranty is valid for 24 months after the equipment has been installed commissioned at the end users site, or 27 months from the equipment has been delivered to Autronica, whichever applies first.

         Equipment that is returned to the Company under warranty will be replaced or repaired at the Company's option. However equipment that is repaired will be tested and delivered in a state so that they can be sold as new.

         Equipment that is returned for repair under warranty will by Autronica be delivered FCA (INCOTERMS 1990) Autronica's locations either at Stavanger or Trondheim. The equipment will after repair or replacement be delivered according to the terms in paragraph 3.5.

5.4 BRANDING

    The Company will without additional cost to Autronica include the label according to paragraph 5.2.8.

6.  CERTIFICATES OF CONFORMITY


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    Autronica required a Certificate of Conformity to be provided with each and every delivery. Each certificate must be signed by an authorised representative of the Company and verify that the Goods have been examined and inspected and found to be exactly in accordance with the approved sample and/or Specification.

7.  TRADEMARKS

7.1 Neither of the parties shall, while this agreement is in force or thereafter, acquire through performance of its duties under this agreement the ownership of the Trademarks of the other party. Furthermore the parties shall not use for their own account any of the trademarks of the other party or trademarks similar thereto.

7.2 Neither of the parties shall at any time register, or cause to be registered, in its own name or in the name of another, or use, or employ the Trademarks of the other party during and after the duration of this agreement. The parties shall report to the other party any infringement or imitations of the other party which comes to attention and shall assist in protecting the other part's rights in and to the trademarks.

8.  CONFIDENTIALITY OF PROPRIETARY INFORMATION

    All information relating to Proprietary information (including, but not limited to methods of manufacture, trade secrets, processes, formulas, software, firmware, designs, schematics, drawings, marking and sales data, performance data, vendor list, distributor contracts, price data, cost data, financial data) referred to in this agreement as "Know-how" supplied to the other party verbally, in writing, by model or in any other way is solely for the use in fulfilling the obligations according to this agreement and remains the property of the originating party. The parties agree to use and disclose to their employees and/or agents this kind of information only on a need to know basis in order to fulfill the obligations according to this agreement.

9.  TERMINATION OF THE PROCUREMENT AGREEMENT

9.1 This agreement is valid from the last date of signature and remains in full force and effect for a period of three years.

9.2 Both parties have the right to withdraw from the Agreement where it can be shown that the principles of this Agreement and its objectives are not being upheld, but after allowing reasonable (minimum 90) opportunity for due corrective action. Any claim that the principles are not being upheld shall be sent to the other party by registered mail.

9.3 This agreement shall automatically terminate upon the occurrence of the following event:

    * If at any time either party files a petition for insolvency, bankruptcy or is adjudicated bankrupt, or takes advantage of any insolvency acts or assignments for the benefit of creditors, or undergo significant change in ownership, the other party shall have the right to terminate this agreement immediately without notice. At no time or for any reason should this Agreement be considered an asset of the insolvent party.

9.4 Upon termination of this Agreement for any cause, Autronica shall immediately cease to sell, distribute or promote the Products with the exception of orders in hand, outstanding quotes and spare parts to already delivered installations. The Company shall deliver products to sales made according to the first sentence in this paragraph according to the terms and conditions in this agreement, also after the Agreement is terminated.

10. MISCELLANEOUS

10.1 Modifications/Additions to appendix A: Autronica Group General Terms and Conditions for procurement (AU-873/AW/Rev 5, dated 15.10.94).


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    PARAGRAPH 9.b:  The Company is not yet certified, but the process ISO-9001 certification will be started by October 7, 1996. The certification is estimated to be completed by October 7, 1997.

    PARAGRAPH 16: The following text shall be added at the end of the said paragraph:

    "Notwithstanding the foregoing, either party may disclose confidential information where required by law, the legal order of any court or governmental agency, or the rules of any applicable securities exchange"

10.2 Any instance or instances of failure by either party to enforce any provision or group of provisions of this agreement shall not be construed as a waiver of that or any other provision.

10.3 Points of contact concerning this agreement:

    FCI Environmental Inc.:  Tom Collins
    Autronica:               Kjell Stolan

10.4 This agreement including its two appendixes has been issued in 2 - two - original copies, one for each of the parties.

    FCI Environmental, Inc.            Autronica AS

                                            27.9.96

    /s/ Geoffrey Hewitt                /s/ Asbjorn Wexsahl
         President                     Procurement manager